EXHIBIT F-4

                                 April 10, 2003





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Application on Form U-1 of Emera Inc. (File No. 70-9787)

Ladies and Gentlemen:

I am familiar with the application on Form U-1, as amended, referred to above relating to the proposal by Emera Inc. ("Emera") and its registered holding company subsidiaries Emera US Holdings Inc. ("EUSH") and BHE Holdings Inc. ("BHEH") to request that the Commission authorize a proposed tax allocation agreement.

I am of the opinion that Emera is validly organized and duly existing as a corporation under the laws of the Province of Nova Scotia and that EUSH and BHEH are validly organized and duly existing as corporations under the laws of the State of Delaware. In the event that the proposed tax allocation agreement is entered into in accordance with the application and the order of the Commission:

(a) all state laws applicable to the proposed transaction will have been complied with; and

(b) the proposed transaction will not violate the legal rights of the holders of any securities issued by Emera or its subsidiaries.

I hereby consent to the use of this opinion in connection with the above-referenced application.

                                        Very truly yours,

                                        //s//


                                        Richard J. Smith
                                        Corporate Secretary and General Counsel
                                        Emera Inc.